Exhibit 99.4

FORM OF LETTER
PROSPECT GLOBAL RESOURCES INC.

Rights to Purchase Units Consisting of Shares of Common Stock and Warrants to Purchase Common Stock

Offered Pursuant to Rights
Distributed to Stockholders of Prospect Global Resources Inc.

May 22, 2013

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase “Units,” of which each “Unit” shall consist of one share of Common Stock and one warrant to purchase one-half share of Common Stock. The Rights and Units are described in the accompanying offering prospectus supplement covering the Rights and the Units issuable upon their exercise dated May 22, 2013, and the accompanying prospectus (collectively, the “Prospectus”).

In the Rights Offering, Prospect is offering an aggregate of 55,162,989 Units, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on June 6, 2013, unless extended (the “Expiration Time”).

As described in the Prospectus, you will receive 0.751 of a Right for each share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date. Each whole Right allows you to subscribe for one Unit (the “ Right”) at the cash price of $0.22 per full Unit (the “Subscription Price”). For example, if you owned 1000 shares of Common Stock as of 5:00 p.m., New York City time on the Record Date, you would receive 751 Rights and would have the right to purchase 751 Units for the Subscription Price. The Rights must be exercised in minimum increments of two whole Units to avoid the issuance of fractional shares.

In the event that you purchase all of the Units available to you pursuant to your Right, you may also exercise an Over-subscription Right (the “Over-subscription Right”) to invest in Units that are not purchased by stockholders through the exercise of their Rights (such shares, determined taking into account the limitation described in the remainder of this sentence, the “Unsubscribed Units”), subject to the limitation that if any Over-subscription Rights are exercised, Prospect will not issue a number of Units in excess of 55,162,989 pursuant to the exercise of Rights and Over-subscription Rights. To the extent the number of the Unsubscribed Units is not sufficient to satisfy all of the properly exercised Over-subscription Right requests, then the available shares will be prorated among those who properly exercised their Over-subscription Right based on the number of shares each rights holder subscribed for under the Over-subscription Right.

You will be required to submit payment in full for all the shares you wish to buy with your Right and your Over-subscription Right. Because Prospect will not know the total number of Unsubscribed Units prior to the Expiration Time, if you wish to maximize the number of Units you may purchase pursuant to your Over-subscription Right, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Units available to you, assuming that no stockholders other than you has purchased any Units pursuant to the Right and Over-subscription Right. Any excess subscription payments received by Corporate Stock Transfer, Inc. (the “Subscription Agent”) will be returned, without interest, as soon as practicable.

Prospect can provide no assurances that you will actually be entitled to purchase the number of Units issuable upon the exercise of your Over-subscription Right in full. Prospect will not be able to satisfy your exercise of the Over-subscription Right if the Rights Offering is subscribed in full, and Prospect will only honor an Over-

subscription Right to the extent sufficient Units are available following the exercise of Rights, subject to the limitations set forth above.

• To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Units available to you pursuant to the Over-subscription Right is less than the amount you actually paid in connection with the exercise of the Over-subscription Right, you will be allocated only the number of Unsubscribed Units available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

• To the extent the amount you actually paid in connection with the exercise of the Over-subscription Right is less than or equal to the aggregate Subscription Price of the maximum number of Unsubscribed Units available to you pursuant to the Over-subscription Right, you will be allocated the number of Unsubscribed Units for which you actually paid in connection with the Over-subscription Right. See “The Rights Offering—The Rights—Over-subscription Right.”

The Rights are non-transferable and will not be listed for trading on the Nasdaq Capital Market or any other national market or exchange.

Prospect is asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Prospect or the Subscription Agent.

Enclosed are copies of the following documents:

1.     The Prospectus;

2.     Instructions as to the Use of Prospect Global Resources Inc. Rights Certificates;

3.     A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee (including a Beneficial Owner Election Form), with an attached form of instruction;

4.     Nominee Holder Certification; and

5.     A return envelope addressed to Corporate Stock Transfer, Inc., the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Nominee Holder Certification, with payment of the Subscription Price in full for each Unit subscribed for pursuant to the Right and the Over-subscription Right, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Nominee Holder Certification with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from Corporate Stock Transfer, Inc., the Subscription Agent. The Subscription Agent’s telephone number is 303-282-4800. Any questions or requests for assistance concerning the Rights Offering should be directed to the Subscription Agent. Banks and brokerage firms please call: 303-282-4800.

Very truly yours,

Prospect Global Resources Inc.